Exhibit 99.1

Windtree Therapeutics Reports Fourth Quarter and Year End 2020
Financial Results and Provides Key Business Updates

WARRINGTON, PA – Mar. 29, 2021 – Windtree Therapeutics, Inc. (NasdaqCM: WINT), a biotechnology and medical device company focused on advancing multiple late-stage interventions for acute cardiovascular and pulmonary disorders, today reported financial results for the fourth quarter and year ended December 30, 2020 and provided key business updates.

Key Business and Financial Updates

●

Completed an equity financing raising approximately $30 million in gross proceeds during the first quarter of 2021, before deducting underwriting discounts and commissions and other estimated offering expenses, in a total offering of 9,230,500 shares of its common stock. Net proceeds from the offering were approximately $27.3 million. Cash and cash equivalents as of December 31, 2020 were $16.9 million.

●

Dosed the first patient in the Phase 2 global clinical study of Istaroxime for the treatment of Early Cardiogenic Shock in severe acute heart failure patients. Cardiogenic shock is a severe form of heart failure marked by critically low blood pressure. This study builds upon observations from the acute heart failure program and will assess istaroxime’s ability to improve blood pressure in these patients and is expected to be completed in the second half of 2021.

●

Dosed the first patient in its Phase 2 clinical trial studying lucinactant, the Company’s KL4 surfactant, in acute lung injury in adults with COVID-19 associated acute respiratory distress syndrome (ARDS). The study is designed to evaluate key physiological measures and is expected to be completed in mid-2021.

●

Announced the issuance of a new U.S. Patent covering technology on its redesigned AEROSURF Device. The new patent (U.S. Patent No. 10,874,818) covers features of the aerosol delivery system (ADS) for the updated AEROSURF device. The redesigned device may support enhanced clinical outcomes by potentially allowing for reduced time to initial administration of the KL4 surfactant and reduced time intervals between doses compared to the phase 2 prototype. The patent protects device elements that will facilitate modification for use in a wider range of patients including adults with respiratory disease for drug delivery. The new patent extends the AEROSURF device protection until 2039.

●	Appointed three new Directors to the Company’s Board of Directors: Evan Loh, MD, Ms. Leslie Williams, and Rob Scott, MD.

“2020 was a transformational and productive year that has set up a potentially event-driven 2021 for Windtree. We achieved an important milestone last year of completing a public financing and listing on Nasdaq, which led to the launch of our Phase 2 trial of istaroxime for the treatment of early cardiogenic shock in heart failure patients, the start of a COVID-19 Lung Injury study with KL4 surfactant and furthering other clinical and business development programs which are potential catalysts for growth,” said Craig Fraser, President and Chief Executive Officer of Windtree. “With the start of the Phase 2 trial in Early Cardiogenic Shock last year, we are on our way to developing this potential second indication for istaroxime as we work to build upon the positive phase 2a and 2b studies in the fundamental initiative of progressing it as a new therapy in acute heart failure. Additionally, given the pandemic, we saw an opportunity to potentially help patients by leveraging our substantial pre-clinical and clinical development work to further evaluate the potential for lucinactant to treat COVID-19 related lung injury. We believe investing in our assets and programs creates opportunity for value creation for the company and our shareholders.” Mr. Fraser further added, “The successful completion of this most recent financing provides the cash and runway to continue to help fuel these current and planned development activities. We welcome the many new U.S. healthcare investors who participated in the financing and look forward to keeping everyone updated on our progress as we anticipate another year of important milestones.”

Select Financial Results for the Fourth Quarter ended December 31, 2020

For the fourth quarter ended December 31, 2020, the Company reported an operating loss of $7.0 million, compared to an operating loss of $4.6 million in the fourth quarter of 2019.

Research and development expenses were $3.5 million for the fourth quarter of 2020, compared to $2.1 million for the fourth quarter of 2019. The increase in research and development expenses is primarily due to costs related to the clinical development of istaroxime.

General and administrative expenses for the fourth quarter of 2020 were $3.4 million, compared to $2.4 million for the fourth quarter of 2019.

The Company reported a net loss of $7.5 million ($0.44 per basic share) on 16.9 million weighted-average common shares outstanding for the fourth quarter ended December 31, 2020, compared to a net loss of $7.4 million ($0.64 per basic share) on 11.5 million weighted average common shares outstanding for the comparable period in 2019.

Select Financial Results for the year ended December 31, 2020

For the year ended December 31, 2020, the Company reported an operating loss of $30.3 million, compared to an operating loss of $24.9 million in 2019.

Research and development expenses were $15.4 million in 2020, compared to $12.7 million in 2019. The increase in research and development expenses is primarily due to costs related to the clinical development of istaroxime and AEROSURF.

General and administrative expenses for 2020 were $14.9 million, compared to $12.4 million in 2019.

The Company reported a net loss of $32.6 million ($2.08 per basic share) on 15.7 million weighted-average common shares outstanding for the year ended December 31, 2020, compared to a net loss of $27.5 million ($2.51 per basic share) on 10.9 million weighted average common shares outstanding in 2019.

As of December 30, 2020, the Company reported cash and cash equivalents of $16.9 million. During the first quarter of 2021, the Company completed an equity financing raising $27.3 million in net proceeds.

Readers are referred to, and encouraged to read in its entirety, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which will be filed with the Securities and Exchange Commission on March 29, 2021, which includes detailed discussions about the Company’s business plans and operations, financial condition and results of operations.

About Windtree Therapeutics
Windtree Therapeutics, Inc. is advancing multiple late-stage interventions for acute cardiovascular and pulmonary disorders to treat patients in moments of crisis. Using new clinical approaches, Windtree is developing a multi-asset franchise anchored around compounds with an ability to activate SERCA2a, with lead candidate istaroxime being developed as a first-in-class treatment for acute heart failure and early cardiogenic shock in heart failure. Windtree has also focused on developing AEROSURF® as a non-invasive surfactant treatment for premature infants with respiratory distress syndrome, and is facilitating transfer of clinical development of AEROSURF® to its licensee in Asia, Lee's HK, while Windtree evaluates other uses for its synthetic KL4 surfactant for the treatment of acute pulmonary conditions including lung injury due to viral, chemical and radiation induced insults. Also, in its portfolio is rostafuroxin, a novel precision drug product targeting hypertensive patients with certain genetic profiles.

For more information, please visit the Company's website at www.windtreetx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. Examples of such risks and uncertainties include: risks and uncertainties associated with the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the Company's clinical trials or disruption in supply chain; the success and advancement of the clinical development programs for istaroxime, AEROSURF®, KL4 surfactant and the Company's other product candidates; the Company's ability to secure significant additional capital as and when needed; the Company's ability to access the debt or equity markets; the Company's ability to manage costs and execute on its operational and budget plans; the results, cost and timing of the Company's clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, aerosol delivery systems (ADS) and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the FDA or other regulatory authorities may not agree with the Company on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of the Company's product candidates, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals and risks related to the Company's efforts to maintain and protect the patents and licenses related to its product candidates; risks related to the size and growth potential of the markets for the Company's product candidates, and the Company's ability to service those markets; the Company's ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; and the rate and degree of market acceptance of the Company's product candidates, if approved. These and other risks are described in the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

Monique Kosse

LifeSci Advisors

212.915.3820 or monique@lifesciadvisors.com

Media contact:

Andrew Mielach

LifeSci Communications

646.876.5868 or amielach@lifescicomms.com

Tables to Follow

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Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2020	December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$16,930	$22,578
Prepaid expenses and other current assets	1,188	1,283
Total current assets	18,118	23,861

Property and equipment, net	924	798
Restricted cash	154	154
Operating lease right-of-use assets	917	1,390
Intangible assets	77,090	77,090
Goodwill	15,682	15,682
Total assets	$112,885	$118,975

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,161	$1,708
Collaboration and device development payable, net	-	1,972
Accrued expenses	3,813	3,226
Operating lease liabilities - current portion	805	750
Loans payable - current portion	352	161
Total current liabilities	6,131	7,817

Operating lease liabilities - non-current portion	201	794
Loans payable - non-current portion	2,423	4,608
Restructured debt liability - contingent milestone payments	15,000	15,000
Other liabilities	2,800	-
Deferred tax liabilities	16,778	15,821
Total liabilities	43,333	44,040

Stockholders’ Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2020 and 2019	-	-
Common stock, $0.001 par value; 120,000,000 shares authorized at December 31, 2020 and 2019; 16,921,506 and 13,697,419 shares issued at December 31, 2020 and 2019, respectively; 16,921,482 and 13,697,395 shares outstanding at December 31, 2020 and 2019, respectively	17	14
Additional paid-in capital	790,277	763,097
Accumulated deficit	(717,688)	(685,122)
Treasury stock (at cost); 24 shares	(3,054)	(3,054)
Total stockholders’ equity	69,552	74,935
Total liabilities & stockholders’ equity	$112,885	$118,975

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,
	2020	2019

Revenues:
License revenue with affiliate	$-	$198
Total revenues	-	198

Expenses:
Research and development	15,373	12,687
General and administrative	14,944	12,404
Total operating expenses	30,317	25,091
Operating loss	(30,317)	(24,893)

Other (expense) income:
Net loss on debt extinguishment	-	(1,794)
Interest income	122	153
Interest expense	(125)	(495)
Other (expense), net	(2,246)	(446)
Total other (expense), net	(2,249)	(2,582)

Net loss	$(32,566)	$(27,475)

Net loss per common share
Basic and diluted	$(2.08)	$(2.51)

Weighted average number of common shares outstanding
Basic and diluted	15,654	10,928